Exhibit 5.1

650 Page Mill Road Palo Alto, CA 94304-1050 PHONE 650.493.9300 FAX 650.493.6811 www.wsgr.com

June 8, 2015

Infinera Corporation

140 Caspian Court

Sunnyvale, California 94089

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4 (the “Registration Statement”) of Infinera Corporation, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration of 13,037,699 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share, to be issued in connection with the Company’s acquisition of Transmode AB (publ), a company organized under the laws of Sweden (“Transmode”) (the “Transaction”). The Shares and cash will be offered by the Company in exchange for outstanding shares of Transmode.

As counsel to the Company in connection with the Transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by the Company in connection with the issuance of the Shares in the Transaction. We have relied, without independent verification, on information obtained from certain of the Company’s officers as to matters of fact material to the opinions set forth below.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company and, when (i) the Registration Statement has been declared effective by the Securities and Exchange Commission, and (ii) the Shares are exchanged in accordance with the terms and conditions set forth in the prospectus that constitutes a part of the Registration Statement (the “Prospectus”), the Shares will be validly issued, fully paid and nonassessable.

AUSTIN    BEIJING    BRUSSELS    HONG KONG    LOS ANGELES    NEW YORK    PALO ALTO    SAN DIEGO

SAN FRANCISCO    SEATTLE    SHANGHAI    WASHINGTON, DC    WILMINGTON, DE

Infinera Corporation

June 8, 2015

We do not express any opinion on any laws other than the laws of the State of California, the General Corporation Law of the State of Delaware, and the federal securities laws of the United States of America.

This opinion is furnished to the Company solely in connection with the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement, including the Prospectus, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation